EX.99(e)(3)

PERSONAL AND CONFIDENTIAL
-------------------------

Hungry Minds, Inc.
909 Third Avenue, 20th Floor
New York, NY  10022

May 17, 2001

John Wiley & Sons, Inc.
605 Third Avenue
New York, NY  10158

Ladies and Gentlemen:

     In connection with your consideration of a possible transaction with Hungry Minds, Inc. (together with its subsidiaries, the "Company"), you have requested information concerning the Company. As a condition to such information being furnished to you and your directors, officers, employees, agents and advisors (including, without limitation, attorneys, accountants, consultants, bankers and financial advisors) (collectively, "Representatives"), you agree to treat any information concerning the Company (whether prepared by the Company, its advisors or otherwise) which is furnished to you or your Representatives by or on behalf of the Company, whether obtained in written form, oral form, by observation or otherwise (herein collectively referred to as the "Evaluation Material"), in accordance with the provisions of this letter agreement and to take or abstain from taking certain other actions herein set forth. The term "Evaluation Material" does not include information which (i) is already in your possession, provided that such information is not known by you to be subject to another confidentiality agreement with or other obligation of secrecy to the Company or another party, or (ii) is or becomes generally available to the public other than as a result of a disclosure by you or your Representatives,
(iii) becomes available to you on a non-confidential basis from a source other than the Company or its advisors, provided that such source is not known by you to be bound by a confidentiality agreement with or other obligation of secrecy to the Company or another party or (iv) is approved in writing by the Company for disclosure by you. It is understood that the Company will arrange for appropriate contacts for due diligence purposes.

     The parties acknowledge that they each publish or may publish programs and products that may be competitive with programs and products published or to be published by the other party. Nothing herein contained shall be construed to limit or restrict either party's right to publish its programs and products, and the publication of such materials whether before or after the date of this letter agreement shall not constitute a breach of this agreement, notwithstanding any disclosure by the disclosing party relating to its programs and products, provided that the Evaluation Material is not used in connection with such publication in violation of this agreement.

     1. You hereby agree that the Evaluation Material will be used solely for the purpose of evaluating a possible transaction between the Company and you, and that such information will be kept confidential by you and your Representatives; provided, however, that (i) any disclosure of such information may be made to which the Company consents in writing and (ii)

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any of such  information  may be disclosed to your  Representatives  who need to know such information for the purpose of evaluating a possible transaction with the Company, who agree to keep such information confidential, and who are provided with a copy of this letter agreement and agree to be bound by the terms hereof to the same extent as if they were parties hereto. In any event, you shall be responsible for any breach of this letter agreement by any of your Representatives and you agree, at your sole expense, to take all reasonable measures (including but not limited to court proceedings) to restrain your Representatives from prohibited or unauthorized disclosure or use of the Evaluation Material.

     2. In the event that you or any of your Representatives are requested or required in connection with legal proceedings before a tribunal (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) to disclose any of the Evaluation Material, you shall provide the Company with prompt written notice of any such request or requirement so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this letter agreement. If, in the absence of a protective order or other remedy or the receipt of a waiver by the Company, you or any of your Representatives are nonetheless, in the written opinion of counsel, legally compelled to disclose Evaluation Material to such tribunal or else stand liable for contempt or suffer other censure or penalty, you or your Representatives may, without liability hereunder, disclose to such tribunal only that portion of the Evaluation Material which such counsel advises you is legally required to be disclosed, provided that you reasonably cooperate with the Company, at the Company's expense, to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Evaluation Material by such tribunal.

     3. In consideration of the Evaluation Material being furnished to you, you hereby agree that, for a period of 18 months from the date hereof, neither you nor any of your affiliates will (i) directly or indirectly, solicit to employ any of the current officers or employees of the Company with whom you have had contact or who was specifically identified to you during the period of your consideration of the transaction referred to in the first paragraph hereof (the "Subject Employees"), so long as they are employed by the Company or any of its affiliates, without obtaining the prior written consent of the Company or
(ii) directly or indirectly maintain contact (except for those contacts made in the ordinary course of business) with any director or Subject Employee of the Company regarding its business, operations, prospects or finances with respect to the possible transaction between you and the Company, except with the prior written consent of the Company. The term "solicit to employ" shall not be deemed to include general solicitations of employment not specifically directed towards Subject Employees of the Company, including solicitations by executive search firms who have not been directed by you to target Subject Employees. The foregoing restrictions shall not apply to your hiring personnel who are below the level of Vice President in your Professional and Trade Publishing Division, have not received Evaluation Material and are not aware of the existence of this agreement.

     4. You hereby acknowledge that you are aware, and that you will advise your Representatives, that the United States securities laws prohibit any person who has received from an issuer material, non-public information from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

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     5.   In addition,  except as required by federal  securities or other laws, without the prior written consent of the Company,  you will not, and will direct
your   Representatives   not  to,  disclose  to  any  person  (other  than  your
Representatives) either the fact that discussions or negotiations are taking place concerning a possible transaction between the Company and you or any of the terms, conditions or other facts with respect to any such possible transaction, including the status thereof. Except as required by federal securities or other laws, without your prior written consent, the Company will not, and will direct its Representatives not to, disclose to any person (other than the Company's Representatives) either the fact that discussions or negotiations are taking place concerning a possible transaction between the Company and you or any of the terms, conditions or other facts with respect to any such possible transaction, including the status thereof.

     6. You further agree that, for a period of one year from the date of this letter agreement, unless specifically invited in writing by the Company or its successors, neither you nor any of your affiliates (as such term is defined under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) or Representatives will in any manner, directly or indirectly, (i) effect or seek, offer or propose (whether publicly or otherwise) to effect, or cause or participate in or in any way assist any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in, (a) any acquisition of any securities (or beneficial ownership thereof) or assets of the Company or any of its subsidiaries; (b) any tender or exchange offer, merger or other business combination involving the Company or any of its subsidiaries; (c) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company or any of its subsidiaries; or (d) any "solicitation" of "proxies" (as such terms are used in the proxy rules of the Securities and Exchange Commission) or consents to vote any voting securities of the Company; (ii) form, join or in any way participate in a "group" (as defined under the Exchange Act) with respect to any of the types of matters set forth in (i) above; (iii) otherwise act, alone or in concert with others, to seek to control or influence the management, Board of Directors or policies of the Company; (iv) take any action which might force the Company to make a public announcement regarding any of the types of matters set forth in (i) above; or (v) enter into any discussions or arrangements with any third party with respect to any of the foregoing. You also agree during such period not to request the Company (or its directors, officers, employees or agents), directly or indirectly, to amend or waive any provision of this paragraph (including this sentence).

     7. You and the Company agree that no failure or delay by either party in exercising any rights or powers under this letter agreement will operate as a waiver of those rights or powers.

     8. Although the Company has endeavored to include in the Evaluation Material information known to it which it believes to be relevant for the purpose of your investigation, you understand that neither the Company nor any of its representatives or advisors have made or make any representation or warranty as to the accuracy or completeness of the Evaluation Material. You agree that neither the Company nor its representatives or advisors shall have any liability to you or any of your Representatives resulting from the use of the Evaluation Material.

     9. At any time upon the request of the Company, or, in the event that you do not proceed with the transaction which is the subject of this letter agreement, whether or not the

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Company  requests,  you shall  promptly  redeliver to the Company or destroy (in which case such destruction shall be certified in writing to the Company by an authorized officer supervising such destruction) all written Evaluation Material and any other written material containing or reflecting any information in the Evaluation Material (whether prepared by the Company, its advisors or otherwise) and will not retain any copies, extracts or other reproductions in whole or in part of such written material. All documents, memoranda, notes and other writings whatsoever prepared by you or your Representatives based on the information in the Evaluation Material shall be destroyed, and such destruction shall be certified in writing to the Company by an authorized officer supervising such destruction.

     10. You agree that unless and until a definitive agreement between the Company and you with respect to any transaction referred to in the first paragraph of this letter agreement has been executed and delivered, neither the Company nor you will be under any legal obligation of any kind whatsoever with respect to such a transaction by virtue of this or any written or oral expression with respect to such a transaction by any of the Company's directors, officers, employees, agents or representatives except, in the case of this letter agreement, for the matters specifically agreed to herein. The agreement set forth in this paragraph may be modified or waived only by a separate writing by the Company and you expressly so modifying or waiving such agreement.

     11. You agree that you shall hold the Company and its Representatives harmless from any torts committed by you or your Representatives on the Company's premises.

     12. It is further understood and agreed that money damages may not be sufficient remedy for any breach of this letter agreement by you or any of your Representatives and that the Company shall be entitled to seek equitable relief, including injunction and specific performance, as a remedy for any such breach. Such remedies may not be deemed to be the exclusive remedies for a breach by you of this letter agreement but shall be in addition to all other remedies available at law or equity to the Company.

     13. You agree that this letter agreement shall be interpreted under the laws of the State of New York (without regard to the conflicts of law principles thereof) and that, by entering into this letter agreement, you consent to jurisdiction and venue in New York County, New York, with respect to any actions arising out of this letter agreement.

     Please confirm your agreement with the foregoing by signing below and returning this letter.

Very truly yours,

Hungry Minds, Inc.

By:        /s/ John P. Ball
     ---------------------------
     John P. Ball
     Executive Vice President

Confirmed and Agreed to:

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JOHN WILEY & SONS, INC.

By:        /s/ Deni Auclair
     ---------------------------

Printed Name:           Deni Auclair
             -----------------------------------

Title:  Director, Business Development
        ------------------------------

Date:             5/29/01
        ----------------------------------------